Exhibit 99.1

News for Immediate Release

Contact:

Lee Jacobson

Investor Relations

First Marblehead

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2065

Office of Thrift Supervision Terminates Enforcement Action Against First Marblehead

BOSTON, MA, March 11, 2010 — The First Marblehead Corporation (NYSE: FMD) today announced that it has been notified by the Office of Thrift Supervision (OTS) that, effective March 10, 2010, the OTS has terminated the Supervisory Agreement between First Marblehead and the OTS, which was made effective on July 2, 2009.

In connection with this termination, First Marblehead’s Board of Directors adopted resolutions requiring First Marblehead to continue to support the implementation by its subsidiary bank, Union Federal Savings Bank (Union Federal), of its business plan, so long as Union Federal is owned or controlled by First Marblehead, and to notify the OTS in advance of any distributions to First Marblehead shareholders in excess of $1 million per fiscal quarter and any incurrence or guarantee of debt in excess of $5 million.

As previously announced, First Marblehead is examining strategic alternatives for Union Federal, including a potential sale.

About The First Marblehead Corporation — First Marblehead helps meet the growing demand for private education loans by offering national and regional financial institutions and educational institutions an integrated suite of design, implementation and capital markets services for student loan programs.  For more information, go to www.firstmarblehead.com.  First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans.  Please see www.SmartBorrowing.org.

About Union Federal Savings Bank — Union Federal is a community bank located in North Providence, Rhode Island and a wholly owned subsidiary of The First

Marblehead Corporation. Union Federal offers an array of personal banking products designed to meet each customer’s specific needs. Whether saving or borrowing, Union Federal also offers a high level of personal attention and service to each of its customers. For more information, go to www.unionfsb.com

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© The First Marblehead Corporation